  Exhibit 99.1

For immediate North American Release:

Sollensys Corp. Wins TV Worldwide’s Innovation Shark Fest

‘Blockchain Archive Server™ product strategy prevails in on-line technology contest’

PALM BAY, FL / ACCESSWIRE / September 15, 2020 / Sollensys Corp. (OTC PINK: SOLS) Sollensys Corp. (the "Company") is pleased to announce that its new Blockchain Archive Server™ product won at TV Worldwide’s recent CyberSecurity Shark Fest.

The event was produced live by CyberSecurity TV on the TV Worldwide Network with remote interviewing and judging via a virtual platform. The contest was viewed by a worldwide audience of cyber security professionals seeking improved solutions for data protection.

Don Beavers, CEO of Sollensys Corp. commented, “On behalf of our Company I want to thank all that participated in developing and deploying this important, next-generation cyber security product.”

Mr. Beavers continued, “We are encouraged by the decision of the esteemed panel of judges to pick Sollensys Corp. as the winner of the recent CyberSecurity Shark Fest. We believe that our win, determined by a panel of cyber security professionals, further demonstrates that our Blockchain Archive Server™ is a viable next-generation data protection product. We built the product to be accessible to large and small businesses alike that desire extra protection against malware and ransomware. "

Sollensys Corp.’s presentation to the panel can be viewed here: https://youtu.be/g2ubWVq2ll8

Sollensys Corp. also sponsored the event. Sollensys Corp.’s sponsorship video can be viewed here: https://youtu.be/ZbkQj87VIkQ

ABOUT SOLLENSYS CORP.

Sollensys Corp. is a U.S.-based, public company specializing in data management and preparation. The Sollensys Corp. team is comprised of academics, PhDs and industry experts with decades of data security management experience. The Company’s Blockchain Archive ServerTM encrypts, fragments and distributes data across thousands of secure nodes every day, which makes it virtually impossible for hackers to compromise. The product is a turn-key solution that can stand alone or seamlessly integrate into an existing data infrastructure to quickly recover from a cyber-attack. We believe that Sollensys Corp. is positioned to become a leader in commercial blockchain applications at a cost far less than existing solutions.

Forward-Looking Statements: Certain information in this press release relating to the Company contains forward-looking statements. All statements other than statements of historical facts included herein are forward-looking statements. In some cases, forward-looking statements can be identified by words such as "believe," "expect," "anticipate," "plan," "potential," "continue" or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Readers should not place any undue reliance on forward-looking statements since they involve known and unknown, uncertainties and other factors which are, in some cases, beyond the Company's control which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects the Company's current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to operations, results of operations, growth strategy and liquidity. The Company is under no obligation (and expressly disclaim any such obligation) to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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SOURCE: Sollensys Corp.